JEFFRY A. DAVIS  (Bar No. 098895)
TROY ZANDER (Bar No. 167823)
KARLA A. LYON (Bar No. 185602)
GRAY CARY WARE & FREIDENRICH LLP
401 B Street, Suite 1700
San Diego, California  92101-4297
Telephone: 619-699-2810
Facsimile: 619-236-1048


Attorneys for
Debtor and Debtor in Possession
TriTeal Corporation

                         UNITED STATES BANKRUPTCY COURT

                         Southern District of California

In re                                        CASE NO. 99-03494

TRITEAL CORPORATION, a                       AMENDED DISCLOSURE STATEMENT TO
Delaware corporation,                        DEBTOR IN POSSESSION'S PLAN OF
                                             LIQUIDATION DATED AUGUST 27, 1999
Debtor and
Debtor in Possession.                        Date:   October 15, 1999
                                             Time:   10:00 a.m.
Tax I.D. No. 33-0548924                      Dept:   4
                                             Judge:  Peter W. Bowie

                                TABLE OF CONTENTS

                                                                            Page

I.    INTRODUCTION.............................................................1

      A.   The Purpose of this Document........................................2

II.   CONFIRMATION OF THE PLAN.................................................5

      A.   No Vote Is Necessary Under Debtor's Plan............................5

      B.   Confirmation Hearing................................................6

III.  DEBTOR'S BACKGROUND AND BUSINESS OPERATIONS..............................6

      A.   Description of the Debtor...........................................6

      B.   History and Events Contributing to the Filing.......................7

      C.   Securities Litigation...............................................8

           1.   Financial Restatements.........................................8

           2.   The Securities Litigation......................................9

           3.   SEC Investigation.............................................10

      D.   Indemnity Claims...................................................11

      E.   Post-Petition Events...............................................11

      F.   Debtor's Current Assets/Liabilities and Operations.................12

IV.   THE DEBTOR'S PLAN OF REORGANIZATION.....................................12

      A.   General Overview of the Plan.......................................12

      B.   Unclassified Claims................................................13

           1.   Administrative Expenses.......................................13

           2.   Priority Tax Claims...........................................14

      C.  Classification and Treatment of Claims and Interests................15

           1.   Class 1.......................................................15

           2.   Class 2.......................................................16

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

           3.   Class 3.......................................................16

           4.   Class 4.......................................................17

           5.   Class 5.......................................................18

      D.   Means for Effectuating the Plan....................................18

           1.   Liquidation...................................................18

           2.   Responsible Person............................................19

      E.   Risk Factors.......................................................19

      F.   Miscellaneous Provisions of the Plan...............................20

           1.   Assumption or Rejection of Unexpired Leases
                and Executory Contracts.......................................20

           2.   Objections to Claims or Interests.............................20

           3.   Resolution of Disputes........................................21

           4.   Settlement of Claims and Disputes.............................21

           5.   Compensation and Reimbursement of Professionals...............22

           6.   Payment of Fees Owed to the U.S. Trustee and
                Clerk's Office................................................22

           7.   Retention of Jurisdiction.....................................23

           8.   Default Under the Plan........................................23

      G.   Tax Consequences of the Plan.......................................23

V.    LIQUIDATION ANALYSIS....................................................24

      A.   Introduction.......................................................24

           1.   Liquidation Analysis..........................................24

VI.   MODIFICATION OF THE PLAN................................................26

VII.  EFFECT OF CONFIRMATION OF PLAN..........................................26

VIII. LIMITATION OF LIABILITY.................................................26

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

IX.   POST-CONFIRMATION CONVERSION OR DISMISSAL...............................28

      A.   Final Decree.......................................................29

X.    CONCLUSION AND RECOMMENDATION...........................................29

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                                       I.

                                  INTRODUCTION

          TriTeal Corporation, a Delaware corporation ("TriTeal" or the "Debtor"), is the debtor in this chapter 11 bankruptcy case. On April 2, 1999, TriTeal commenced a bankruptcy case by filing a petition under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. ss. 101, ET SEQ. Chapter 11 allows the debtor, and under some circumstances creditors and other parties in interest, to propose a plan of reorganization. A plan of reorganization may provide for the debtor to reorganize its affairs and continue to operate, or to liquidate, or a combination of both. The Debtor is the party proposing the Plan of Liquidation (the "Plan") sent to you in the same envelope as this disclosure statement document.

          The Debtor's management, in consultation with retained advisors and consultants, has determined that the Debtor will not be able to operate profitably in the foreseeable future. Therefore, in accordance with its fiduciary duties to creditors and shareholders, the Debtor's board of directors determined that it was in the best interest of those parties to liquidate the Debtor and distribute the proceeds of that liquidation to the parties legally entitled to those proceeds. The Debtor has chosen to liquidate through chapter 11 rather than liquidating under state law because the Debtor believes this method is more efficient, is quicker, is likely to be less expensive, and provides for greater certainty than dissolution under state law. The Debtor's Plan of Liquidation provides for FULL PAYMENT TO ALL CREDITORS upon the


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Effective Date. At the same time, most of the Debtor's remaining CASH WILL BE
DISTRIBUTED PRO RATA TO THE DEBTOR'S SHAREHOLDERS. The remainder of the Debtor's assets will continue to be liquidated, with a final distribution to shareholders upon completion of the liquidation. The liquidation rights of creditors and shareholders under state and federal law will be implemented by the Plan.

     A.   THE PURPOSE OF THIS DOCUMENT

          The Bankruptcy Code requires that any party filing a plan of reorganization also prepare and file with the bankruptcy court (the "Bankruptcy Court") a "disclosure statement," describing the proposed plan and providing creditors and parties in interest with information about the debtor. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN OF LIQUIDATION FILED BY THE DEBTOR.(1)

          The Bankruptcy Code requires a disclosure statement to contain "adequate information." In other words, the Disclosure Statement must contain information of a kind and in sufficient detail to enable the parties who are affected by the Plan to intelligently vote for or against the Plan or object to the Plan. Although creditors and shareholders of the Debtor will not have an opportunity to vote to accept or reject the Plan since their liquidation rights are unimpaired by the Plan, this Disclosure Statement has been provided to inform creditors, shareholders and the Bankruptcy Court of the Debtor's background, the events

/////

--------------------
(1) Unless otherwise noted, all defined terms in this Disclosure Statement have the same meaning as in the Plan.

leading to the filing of this Chapter 11 Case and particulars concerning the Plan.

          The Bankruptcy Court has reviewed this Disclosure Statement. The Bankruptcy Court has determined that this Disclosure Statement contains adequate information and may be sent to you in connection with the Debtor's Plan. This Disclosure Statement summarizes the Plan, and provides information relating to the Plan and the process the Bankruptcy Court follows in determining whether or not to confirm the Plan.

          THE INFORMATION CONTAINED HEREIN HAS BEEN SUBMITTED BY THE MANAGEMENT OF THE DEBTOR, UNLESS SPECIFICALLY STATED TO BE FROM OTHER SOURCES. THE DEBTOR HAS AUTHORIZED NO REPRESENTATIONS CONCERNING IT OR ITS FINANCIAL AFFAIRS, OTHER THAN THOSE SET FORTH HEREIN.

          YOU MAY NOT RELY UPON THIS DISCLOSURE STATEMENT FOR ANY PURPOSE OTHER THAN IN CONNECTION WITH THE PLAN. NOTHING CONTAINED IN THE PLAN OR DISCLOSURE STATEMENT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY.

          EXCEPT AS MAY BE SET FORTH HEREIN, THE BANKRUPTCY COURT HAS NOT APPROVED ANY REPRESENTATIONS CONCERNING THE DEBTOR OR THE VALUE OF ITS ASSETS. THE DEBTOR HAS NOT AUTHORIZED ANY REPRESENTATIONS OR INDUCEMENT TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED HEREIN AND APPROVED BY THE BANKRUPTCY COURT.

          THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES & EXCHANGE COMMISSION NOR HAS

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                                       -3-

THE COMMISSION PASSED ON THE ACCURACY OF THE STATEMENTS CONTAINED HEREIN.

          THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER DATE IS SPECIFIED HEREIN. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THIS DISCLOSURE STATEMENT AND PLAN SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT WAS PREPARED.

          ALTHOUGH THE MANAGEMENT OF THE DEBTOR BELIEVES THAT THE CONTENTS OF THIS DISCLOSURE STATEMENT ARE COMPLETE AND ACCURATE TO THE BEST OF ITS KNOWLEDGE, INFORMATION AND BELIEF, THE DEBTOR AND ITS MANAGEMENT ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY. ANY STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS AND DIVIDENDS ARE ESTIMATES BASED UPON CURRENTLY AVAILABLE INFORMATION AND ARE NOT A REPRESENTATION THAT SUCH AMOUNTS WILL ULTIMATELY PROVE CORRECT.

          THE DEBTOR BELIEVES THAT THE TREATMENT OF CREDITORS AND SHAREHOLDERS UNDER THE PLAN WILL RESULT IN A GREATER RECOVERY FOR THOSE PARTIES THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER DIRECTION OF A TRUSTEE IN A CASE UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. ACCORDINGLY, THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTEREST OF CREDITORS AND SHAREHOLDERS.

          THE BANKRUPTCY COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE BANKRUPTCY COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

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                                       II.

                            CONFIRMATION OF THE PLAN

          Generally, under the Bankruptcy Code, all creditors and interest holders whose claims are impaired vote to accept or reject a plan of reorganization. ("Impaired" generally means "changing or altering the legal or equitable rights of such creditor"). The Bankruptcy Court will then determine whether each class has accepted the plan by the requisite statutory majority. If all classes vote to accept the plan, the plan will be confirmed if the Bankruptcy Court determines the plan meets certain legal requirements. SEE, GENERALLY, Bankruptcy Code ss. 1129(a).

     A.   NO VOTE IS NECESSARY UNDER DEBTOR'S PLAN.

          As a matter of bankruptcy law, only the members of those classes whose claims or interests are impaired under a plan or reorganization are entitled to vote for acceptance or rejection of the plan. Since no Classes are impaired under the Debtor's Plan, no Class is eligible to vote on the Plan.

          Pursuant to Bankruptcy Code section 1126(f), an unimpaired class and each holder of a claim or interest in that class are deemed to have accepted the plan, and those creditors or interest holders do not vote on the plan. Under the Plan, all Classes are unimpaired and, accordingly, all Classes are deemed to have accepted the Plan under this provision.

          Pursuant to Bankruptcy Code section 1126(g), if the holders of claims or interests in a given class receive or retain nothing under the Plan, that class is deemed not to have accepted the plan. Under the Debtor's Plan, there are no such Classes. Therefore, no Class is deemed to have rejected the Plan under this provision.

     B.   CONFIRMATION HEARING.

          The Bankruptcy Court will hold a hearing with respect to confirmation of the Plan to determine whether the Plan meets the requirements of Bankruptcy Code section 1129(a), including the requirement that the Plan has been proposed in good faith and is feasible. THE TIME, PLACE AND DATE OF THE HEARING ON CONFIRMATION AND THE DATE BY WHICH OBJECTIONS TO CONFIRMATION MUST BE FILED AND SERVED ARE SPECIFIED IN THE NOTICE OF HEARING THAT ACCOMPANIES THIS DISCLOSURE STATEMENT.

                                      III.

                  DEBTOR'S BACKGROUND AND BUSINESS OPERATIONS.

     A.   DESCRIPTION OF THE DEBTOR.

          The Debtor is a Delaware corporation which developed, marketed and supported open systems-based, mission-critical desktop systems software and integrated applications that enable multi-platform deployment of client/server applications throughout an enterprise. The Debtor was originally founded as a California corporation in January 1993, but later reincorporated as a Delaware corporation in connection with its initial public offering. The Debtor commenced operations in April 1993 and released its first product in May 1993. The Debtor's stock was traded on the NASDAQ national market under the symbol TEAL until it was delisted in June 1998. The Debtor's business operations were headquartered at 2011 Palomar Airport Road, Suite 200, Carlsbad, California 92009. It formerly had offices in a number of locations, including New York, Texas, Colorado, Massachusetts, the Netherlands, and the United Kingdom.

          The company's products are based, in part, on certain technologies licensed from Hewlett-Packard, the Open Group (formerly the Open Software Foundation), SPYRUS and other technology vendors. The Debtor introduced its flagship product, the TriTeal Enterprise Desktop ("TED"), in August 1995. The Debtor's revenues have historically been derived from two principal sources (i) license fees for the use of the Debtor's software products, and (ii) maintenance agreements and software development contract revenues.

          The Debtor has two authorized classes of stock. The Debtor currently has authorized 5,000,000 shares of preferred stock at $.001 par value, none of which have been issued. The Debtor currently has authorized 30,000,000 shares of common stock at a par value of $.001. Shares issued and outstanding totaled 11,532,990 as of December 31, 1998.

     B.   HISTORY AND EVENTS CONTRIBUTING TO THE FILING.

          The Debtor was incorporated in 1993 for the purpose of providing enterprise desktop solutions. TriTeal enjoyed relatively successful operations from 1993 through 1996. In March 1997, TriTeal's board of directors decided to bring in additional management assistance. David Chen was hired in July 1997 as president and chief operating officer, but stepped down in December 1997, along with the chief financial officer, Art Budman. Also, two of the founders, Oran Thomas and Greg White, left the company at this time. In February 1998, the board of directors decided to retain a team from Regent Pacific Management Corporation ("Regent Pacific"), a management consulting firm, to provide a management and strategic direction. The board of directors chose Regent Pacific because of its specialization in turnarounds and interim management.

          At the time Regent Pacific was retained, TriTeal had many serious issues to confront, including an SEC investigation, the defense of a class action lawsuit, a NASDAQ investigation, a dispute with its master reseller over delinquent payments and performance issues.

          TriTeal, with the assistance of Regent Pacific, addressed these issues by reducing its workforce by 40%, consolidating facilities into one building, releasing unaudited restated financial results, settlement of the class action lawsuit, establishing a new directors' and officers' liability policy, hiring KPMG as investment bankers, concluding negotiations with the landlord to terminate a prospective lease, and contacting prospective buyers and strategic partners.

          In mid-1998, TriTeal retained KPMG to locate a buyer for the company. KPMG analyzed TriTeal's technology, products, markets, customers, and user benefits and developed a list of potential strategic partners and buyers. More than 40 firms were contacted. Unfortunately, no offers were received. In light of the continuing losses, the decision was made to further reduce the number of employees and liquidate the company.

     C.   SECURITIES LITIGATION.

          1. FINANCIAL RESTATEMENTS. During December 1997, the Debtor became aware of information indicating that there may have been certain errors and irregularities that could affect the timing and dollar amount of certain previously reported revenues and related operating results. Special counsel was engaged to perform a review of such potential errors and irregularities. Based on the results of this review, and additional work performed by the Debtor's independent auditors and the Debtor, and following consultation with outside counsel to the Debtor, the Debtor restated its quarterly and annual financial statements for the fiscal years ended March 31, 1997 and 1996 and the quarters ended June 30 and September 30, 1997. These restatements reflected a material adverse change in reported revenues, net income (loss), stockholders' equity, total assets and working capital for all periods restated, except that the results of operations for the quarters ended September 30, 1997 and 1996 were favorably impacted. As part of the restatements, the Debtor reversed sales transactions aggregating approximately $17,000,000 in revenue, of which approximately $3,700,000 was recognized in subsequent restated periods. In addition, as a result of the reviews performed, the independent auditors withdrew their audit opinions with respect to the fiscal 1997 and 1996 financial statements. The Debtor does not anticipate that any of the remaining restated revenues will be recognized in future periods.

          2. THE SECURITIES LITIGATION. On November 7, 1997, a number of class action complaints were filed against the Debtor and certain of its officers, directors and two of the Debtor's underwriters (the "Securities Litigation"). These complaints were brought on behalf of a purported class of investors in the

Debtor's common stock. The complaints alleged, among other things, that the defendants misrepresented or failed to disclose to investors material facts concerning the Debtor and its business, operations, revenues and prospects, and that certain of the defendants improperly sold shares of common stock of the Debtor at prices that were artificially inflated as a result of these alleged nondisclosures or misrepresentations. The complaints also alleged violations of the Federal securities law.

          On March 22, 1999, the United States District Court for the Southern District of California approved a settlement of the Securities Litigation. The Securities Litigation was settled for a total amount of $12,000,000. TriTeal paid $10,000,000, its portion of the settlement, pre-petition. The remaining $2,000,000 was satisfied through insurance coverage.

          3. SEC INVESTIGATION. On January 20, 1998, the Debtor initiated contact with the Enforcement Division of the Securities and Exchange Commission ("Enforcement Division") to make voluntary disclosure to the Securities and Exchange Commission ("SEC") and to apprise the Enforcement Division of information indicating that there may have been certain errors and irregularities that could affect the timing and dollar amount of certain previously reported revenues and related operating results. A meeting with the Enforcement Division was held on January 22, 1998. By letter dated March 9, 1998, the Debtor was notified by the SEC that it had commenced a formal investigation of the Debtor. The SEC issued a subpoena for various documents relating to the Debtor's finances, financial controls and restatement of revenues. The Debtor and senior management officials have provided and are continuing to provide the relevant documents and information and intend to cooperate fully with the SEC.

     D.   INDEMNITY CLAIMS.

          The Debtor may have indemnification obligations to its former officers, directors and employees pursuant to the Debtor's bylaws, indemnification agreements, and under section 28.02 of the California Labor Code and section 145 of the Delaware Corporations Code, depending on the outcome of the SEC investigation. The indemnity claimants who have filed claims against the Debtor with the Bankruptcy Court are Robert D. Ruhe, Armando Viteri, Gregory J. White, James R. Arnett, Oran M. Thomas, Rand R. Shulman, Ronald B. Hegli, Jeffrey Witous, and Arthur Budman. It is possible, but not anticipated, that the indemnity obligations may exceed the Debtor's remaining assets after payments to Classes 1, 2, 3(a) and 3(b), but until the SEC completes its investigation, the Debtor cannot estimate these claims. The SEC has not yet informed the Debtor as to the outcome of its investigation, so the Debtor cannot determine precisely what the full extent of its indemnity obligations, if any, may be to its former officers, directors and employees.

     E.   POST-PETITION EVENTS.

          SALE OF LICENSES. On or about May 25, 1999, the Debtor sold a license for the VUE Source Code for Internal Development and Support to AT&T for $150,000. On or about June 30, 1999, the Debtor sold a license for the TED Source Code for Internal Development and Support to Morgan Stanley for $150,000. The Debtor is presently negotiating a sale to J.P. Morgan of a TED Source
Code for Internal Development and Support.

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                                       -11-

     F.   DEBTOR'S CURRENT ASSETS/LIABILITIES AND OPERATIONS.

          The Debtor has assets totaling $6,358,592.60 and estimated liabilities totaling $2,594,872.24. In addition, as stated above, a number of the Debtor's former officers and directors have filed proofs of claims for indemnity arising out of the ongoing SEC investigation. The total amount of such Indemnity Claims is unliquidated and, therefore, unknown. As of June 30, 1999, the Debtor's assets consist of: (1) checking, savings and other accounts with financial institutions in the amount of $5,777,042.05; (2) security deposits in the amount of $441,601.74, (3) accounts receivable in the amount of $6,383.11; (4) patents, copyrights and other intellectual property (value unknown); (5) office equipment, furnishings and supplies in the amount of $7,500.00; and (6) other assets valued at $126,065.70.

                                      IV.

                      THE DEBTOR'S PLAN OF REORGANIZATION.

     A.   GENERAL OVERVIEW OF THE PLAN.

          The following is a brief description of significant provisions of the Plan. This summary is not a substitute for a full and complete reading of the Plan. The Plan, if confirmed, will be binding upon the Debtor and all holders of claims and interests. Any statements regarding projected amounts of claims and dividends are estimates of the Debtor based upon currently available information and are not a representation that such amounts will ultimately prove correct.

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

          The Plan provides for the liquidation of the Debtor's assets. Holders of allowed claims will receive cash in full satisfaction of their claims. No claim shall be paid an amount in excess of the amount allowed by the Bankruptcy Court.

          The implementation of the Plan will be effected by Jeffrey Black as the Debtor's court-appointed responsible officer. Mr. Black has served as Controller of the Debtor since September 1996. Mr. Black will liquidate the remaining assets and make all distributions required or permitted by the Plan. The Debtor will continue to possess all of the rights, powers, and duties of a trustee under the Bankruptcy Code.

          As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive.

          The Effective Date of the Plan is the eleventh (11th) Business Day after the date the Confirmation Order is entered, unless the Debtor elects an earlier Effective Date.

     B.   UNCLASSIFIED CLAIMS.

          Bankruptcy Code section 1123(a)(1) provides that a plan should classify all claims other than claims of the kind specified in sections 507(a)(1), 507(a)(2) and 507(a)(8). As such, the Debtor has not classified the following claims:

          1. ADMINISTRATIVE EXPENSES. Administrative expenses are claims for professional fees, expenses of administering the Debtor's Chapter 11 Case and any fees or charges assessed against the Estate under chapter 123 of title 28 of the United States Code which are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. The Bankruptcy Code requires that all administrative expenses be paid on the Effective Date, unless a particular claimant agrees to a different treatment under the Plan.

          Total administrative expenses are anticipated to be approximately $300,000-$400,000. The Debtor's general bankruptcy counsel, Gray Cary Ware & Freidenrich LLP, received a pre-petition retainer of $88,471. The Debtor's special corporate counsel, Cooley Godward, LLP, received a pre-petition retainer of $50,000. Neither Gray Cary Ware & Freidenrich nor Cooley Godward have agreed to limit their fees to the pre-petition retainers, and may incur fees and costs in excess of the retainer in connection with confirmation of the Plan. The Debtor is also paying on a current basis, pursuant to the court order, the attorneys' fees for counsel to various alleged indemnified officers, directors and employees, up to a total of $150,000.

          In addition, it may be necessary for the Debtor to retain accountants to provide year-end financial statements and tax return work. The cost of those services is estimated to be $15,000.

          2. PRIORITY TAX CLAIMS. Priority tax claims include the Allowed Claims of governmental units that are entitled to priority under Bankruptcy Code section 507(a)(8) (certain claims of taxing authorities). The Debtor has scheduled such claims as totaling $3,525.08. Except to the extent that the holder has agreed to different treatment of such Claim, each holder of an allowed Priority Tax Claim shall be paid in Cash the allowed amount of such Claim, plus Plan Interest, on the later of the Effective Date or ten (10) days after an order approving such Claim becomes a Final Order.

     C.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

          1.   CLASS 1.

               a. CLASSIFICATION. Class 1 consists of any Secured Claims which are Allowed Claims. Each Secured Claim will be separately classified under Class 1 as Class 1(a), 1(b), etc.

                    (a) Class 1(a) -- EOP Operating Limited Partnership ("EOP"). EOP was the Debtor's landlord on a facility lease located at 17 New England Executive Park, Burlington, MA 01803. Burlington holds a security deposit in the amount of $20,308.00.

                    (b) Class 1(b) -- PT Carlsbad Associates ("Carlsbad"). Carlsbad was the Debtor's landlord on three facility leases located at 2011 Palomar Airport Road, No. 200, Nos. 201/203, and No. 300, Carlsbad, CA 92009. Carlsbad holds a security deposit in the amount of $213,547.27.

                    (c) Class 1(c) -- Fairborn Morris. Fairborn Morris was the Debtor's landlord on a facility lease located at Unit 8, Shaftesbury Court, Slough, United Kingdom. Fairborn Morris holds a security deposit in the amount of $19,400.23.

               b. TREATMENT. Each Class 1 claim shall be paid in full in accordance with the terms of the agreements between the Debtor and the holder of such Class 1 Claim, but only up to the amount of such holder's security deposit. Any portion of such holder's claim which exceeds the security deposit shall be treated and paid as a Class 3 Claim. Each holder of a Class 1 Claim will be entitled to retain any lien, security interest or collateral securing such Claim until that holder's Class 1 Claim is paid in full. Unless a material prepayment penalty would be incurred, the Debtor will pay all Class 1 Claims in full on the Effective Date. If a material prepayment penalty would be incurred, the Debtor will pay such Claim in accordance with the agreements between the Debtor and the Class 1 Claim holder. Class 1 is unimpaired.

          2.   CLASS 2.

               a. CLASSIFICATION. Class 2 consists of Claims for wages or vacation pay accrued and owing as of the Petition Date entitled to priority pursuant to Bankruptcy Code section 507(a)(3). The Debtor believes no Class 2 Claims exist. Class 2 is unimpaired.

               b. TREATMENT. Except to the extent that the holder has agreed to a different treatment of such Claim, each holder of an allowed Class 2 Claim shall be paid in Cash the allowed amount of such Claim, plus Plan Interest, on the later of the Effective Date or ten (10) days after an order allowing such Claim becomes a Final Order.

          3.   CLASS 3.

               a. CLASSIFICATION. Class 3 consists of all Unsecured Claims of the Debtor not entitled to priority under the Bankruptcy Code. As set forth in its Schedule of Liabilities, the Debtor estimates Class 3 Claims total $2,038,091.66, including contingent, disputed and unliquidated Claims, but not
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                                       -16-
including claims for indemnity which may be filed by the Debtor's former officers, directors and employees. Class 3 is unimpaired.

                    (1) CLASS 3(A) consists of all Class 3 Claims held by Claimants who filed a proof of claim prior to the Claims Bar Date.

                    (2) CLASS 3(B) consists of all Class 3 Claims held by Claimants who filed a proof of claim after the Claims Bar Date, but prior to Confirmation.

               b. TREATMENT. Except to the extent that the holder has agreed to a different treatment of such Claim, each holder of an allowed Class 3(a) or 3(b) Claim shall be paid in Cash the allowed amount of such Claim, plus Plan Interest, on the later of the Effective Date or ten (10) days after an order approving such Claim becomes a Final Order. Class 3(a) Claims will have priority over Class 3(b) Claims.

          4.   CLASS 4.

               a. CLASSIFICATION. Class 4 consists of all holders of Indemnity Claims which have become Allowed Claims. As discussed above, the Debtor does not know the amount of its liability, if any, on Indemnity Claims at this time. Class 4 is unimpaired.

               b. TREATMENT. Each holder of an allowed Class 4 Claim shall be paid in Cash the allowed amount of such Claim, plus Plan Interest, on the later of the Effective Date or ten (10) days after an order approving such Claim becomes a Final Order and after payment to the unclassified classes and Classes 1, 2, 3(a) and 3(b).

/////

          5.   CLASS 5.

               a. CLASSIFICATION. Class 5 consists of all holders of Interests as reflected in the Debtor's books and records as of 30 days prior to the Effective Date. Class 5 is unimpaired.

               b. TREATMENT. Each holder of an allowed Class 5 Claim will be entitled to a Pro Rata distribution of all remaining Cash of the Estate after payments to the unclassified classes, and Classes 1, 2, 3(a), 3(b) and 4. Upon the Effective Date, seventy-five percent (75%) of the Cash remaining in the Estate after payment to the unclassified classes and Classes 1, 2, 3(a), 3(b) and 4, and funding the Contested Claims Reserves, shall be distributed Pro Rata to holders of Allowed Class 5 Interests. However, Class 5 Claims will not be entitled to a distribution until each Class 4 Claim has become an Allowed Claim, Disallowed Claim, has been provided for in full within the Contested Claims Reserves by an agreement between the Debtor and the Indemnity Claimant or estimated for purposes of distribution by an order of the Bankruptcy Court. After all the Debtor's assets are liquidated into Cash and all other classes have been paid in accordance with the Plan, each holder of a Class 5 Claim will be paid a Pro Rata distribution of the remaining Cash.

     D.   MEANS FOR EFFECTUATING THE PLAN.

          1.   LIQUIDATION.

               All assets of the Debtor's bankruptcy Estate shall be liquidated into Cash by the Debtor. As to any asset or group of assets with a fair market value of less than $50,000, the Debtor may use such reasonable means for the liquidation of its assets as it may, in its discretion, determine, without the necessity of a court order or notice to parties in interest. The sale of any assets or group of assets with a fair market value of $50,000 or more shall be subject to approval of the Bankruptcy Court after notice to holders of Contested Claims, Class 4 Claims and Class 5 Interests who have requested such notice by written request to the Debtor's counsel.

          2.   RESPONSIBLE PERSON.

           The implementation of the Plan will be effected by Jeffrey Black as the Debtor's court-appointed responsible officer. Jeffrey Black will liquidate the remaining assets and make all distributions required or permitted by the Plan. The Debtor will retain all of the rights, powers, and duties of a trustee under the Bankruptcy Code.

     E.   RISK FACTORS.

           The contents of this Disclosure Statement are based upon the best information available to the Debtor at the time this Disclosure Statement was initially filed with the Bankruptcy Court. The Debtor reserves the right to revise the information contained herein as more accurate information becomes available. In addition, the listing of a particular claim for a specific amount in this Disclosure Statement is not an admission by the Debtor as to either liability or amount, and the Debtor reserves the right to object to any and all claims in accordance with the Plan.

           Because the Plan provides for liquidation of the Debtor's assets, there is a risk that the sale of certain scheduled assets will result in less than the scheduled values. The Debtor believes, however, that since most of its assets consist of cash and deposit accounts, such risk will be minimal.

     F.   MISCELLANEOUS PROVISIONS OF THE PLAN.

          1. ASSUMPTION OR REJECTION OF UNEXPIRED LEASES AND EXECUTORY
CONTRACTS.

          Pursuant to the Plan, all executory contracts and unexpired leases of the Debtor entered into prior to the Petition Date that are not expressly assumed by the Debtor pursuant to an application filed by the Debtor on or prior to the Confirmation Date shall be deemed to have been rejected by the Debtor on the Confirmation Date. Each entity that is a party to an executory contract or unexpired lease rejected pursuant to the Plan, and only such entity, shall file with the Bankruptcy Court and serve on the Debtor's counsel, a proof of claim relative to such rejection Claim prior to Confirmation or be forever barred from asserting any such Claim or receiving any payment on account of such Claim. Any Allowed Claims arising out of the rejection of an executory contract or lease will be classified as a Class 3(a) Claim.

          2.   OBJECTIONS TO CLAIMS OR INTERESTS.

          An objection to a Claim may be filed at any time prior to the Effective Date, unless the Bankruptcy Court, upon request, extends such period. Such extension may be granted without notice to the affected claimants. Filing, service, and prosecution of such objections shall be subject to and in accordance with the Federal Rules of Bankruptcy Procedures and appropriate local rules and procedures. The Debtor will segregate and hold all distributions otherwise payable on account of any Claim subject to objection. Claims as to which an objection has been filed will be paid when a Final Order is entered by the Bankruptcy Court allowing it. No undetermined Claim or Interest shall receive a distribution unless and until it becomes an Allowed Claim or Interest.

          3.   RESOLUTION OF DISPUTES.

          Disputes regarding the validity or amount of Claims shall be resolved pursuant to the procedures established by the Bankruptcy Court, the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and other applicable law, and such resolution shall not be a condition precedent to consummation of the Plan.

          4.   SETTLEMENT OF CLAIMS AND DISPUTES.

          Subject to the notice procedures set forth in this section, the Debtor is authorized to (i) enter into binding compromises and to settle and liquidate any cause of action of the Debtor, (ii) sell the remaining assets of the Debtor as described in section IV(D)(1), and/or (iii) abandon property of the Estate which the Debtor determines to be burdensome or of inconsequential benefit to the Estate. The Debtor shall mail written notice of any such compromise, disposition or abandonment to those parties who have filed, after the Confirmation Date, a written request that all notices be mailed to them. If the Debtor does not receive any written notice of an objection and demand for a hearing on the compromise, disposition or abandonment within fifteen (15) days of the mailing of such notice, the Debtor shall submit an order to the Bankruptcy Court for its approval. Upon Final Order of the Bankruptcy Court, the compromise, disposition or abandonment shall be effective, final and binding on all parties in interest. If timely notice of an objection to the compromise, disposition or abandonment is received by the Debtor, the Debtor shall (i) withdraw the proposed compromise, disposition or abandonment wherein it will be without force and effect, or (ii) move for the approval of the compromise, disposition or abandonment by the Bankruptcy Court on notice to all parties who have filed, after the Confirmation Date, a written request that all notices be mailed to them.

          5.   COMPENSATION AND REIMBURSEMENT OF PROFESSIONALS.

          All professionals retained by the Debtor shall be entitled to payment of their post-confirmation fees and reimbursement of expenses on a monthly basis. Professionals shall mail or deliver a detailed statement of unpaid fees and expenses to the Responsible Person and counsel to the Debtor. If there is no objection to the requested fees and expenses within ten (10) days of mailing or delivery of the detailed statement of unpaid fees and expenses, the Responsible Person shall pay the requested amount in full. If any party objects to a portion of the fees or expenses submitted by any professional, the Debtor shall pay the undisputed portion of such fees and expenses and shall reserve monies in the amount of the disputed fees and expenses pending resolution of said objection by
(i) agreement between the professional requesting such fees and expenses and the disputing party, or (ii) resolution of the disputed amount by the Bankruptcy Court pursuant to a Final Order. Professionals shall not otherwise be required to file applications for Bankruptcy Court approval of post-confirmation fees and expenses.

          6.   PAYMENT OF FEES OWED TO THE U.S. TRUSTEE AND CLERK'S OFFICE.

          Fees payable under 28 U.S.C. ss. 1930 will have been paid by the date of the hearing on confirmation of the Plan. The Responsible Person will continue with the payment of quarterly fees as required, after the Confirmation Date.

          7.   RETENTION OF JURISDICTION.

          Under the Plan, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Case after the Confirmation Date to the fullest extent permitted under 28 U.S.C. ss. 1334.

          8.   DEFAULT UNDER THE PLAN.

          The Plan provides that if an event of default occurs and is not cured within 30 days of the date written notice of the missed payment under the Plan is provided to the Debtor, the injunction provided under the Plan shall be dissolved and creditors will be free to pursue any and all non-bankruptcy law rights and remedies against the Debtor or any other party liable for such debt.

     G.   TAX CONSEQUENCES OF THE PLAN.

          ANY PERSON CONCERNED WITH THE TAX CONSEQUENCES TO THEM OF THE PLAN SHOULD CONSULT WITH HIS/HER OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS TO DETERMINE HOW THE PLAN MAY AFFECT HIS/HER TAX LIABILITY. The Debtor does not anticipate any adverse tax consequences to it as a result of its performance under the Plan.

 /////

 /////

 /////

                                       V.

                              LIQUIDATION ANALYSIS.

     A.   INTRODUCTION.

          In order to confirm a plan of reorganization, the court must find that the Plan provides for a distribution to any creditor voting not to accept the Plan that such creditor will receive at least as much under the Plan as that creditor would receive in a Chapter 7 liquidation. Although not required because all creditors and Interest holders are deemed to accept the Plan, the Debtor provides the following liquidation analysis.

          1.   LIQUIDATION ANALYSIS.

               The Debtor's estimate of the liquidation value of its assets is as follows:


DESCRIPTION OF ASSETS                   BOOK VALUE          LIQUIDATION VALUE
---------------------                 -------------         -----------------

Cash 2)                               $5,777,042.05           $5,777,042.05

Security deposits                       $441,601.74             $441,601.74

Accounts receivable                       $6,383.11               $6,383.11

Intellectual property                       unknown                 unknown

Office equipment, equipment
and supplies                                 $7,500                  $7,500

Other assets                            $126,065.70             $126,065.70

Total                                 $6,358,592.60           $6,358,592.60


               Based upon a liquidation value of $6,358,592.60, distribution of the proceeds of liquidation (without Plan Interest) would be as follows under the Plan and in a Chapter 7 liquidation.

--------------------
(2) As reflected in Debtor's Debtor-In-Possession Monthly Operating Report for the month of June, 1999.

CLAIMS                                        CHAPTER 11           CHAPTER 7
------                                       -------------       -------------

Administrative expenses (3)                    $300,000.00         $500,000.00

Priority tax claims (4)                          $3,525.08           $3,525.08

Class 1(a) Burlington Holding                   $20,308.00          $20,308.00

Class 1(b) PT Carlsbad Assoc.                  $213,547.27         $213,547.27

Class 1(c) Thread Needle                        $19,400.23          $19,400.23

Class 2 Priority Wage Claims                         $0.00               $0.00

Class 3(a) and 3(b) Unsecured Claims (5)     $2,038,091.66       $2,038,091.66

Class 4 Indemnity Claims                           unknown             unknown

Class 5 Interest Holders                     $3,763,720.36       $3,563,720.36


               As set forth above, liquidation under Chapter 7 and through the Plan are similar except that in a Chapter 7 case the Chapter 7 trustee would be entitled to a fee of in excess of $200,000. This fee is based on the statutory allowance set forth in section 326 of the Bankruptcy Code. All other expenses would be approximately the same. Accordingly, while all classes of Claims will be paid in full under both the Plan and Chapter 7, shareholders will receive a greater distribution under the Plan than they would in a Chapter 7 case.

--------------------
(3) Estimated actual amount is subject to court approval. For Chapter 11 includes amounts payable to Responsible Person. For Chapter 7 includes trustee's statutory fees.

(4) Estimates based on Debtor's Amended Schedule of Liabilities.

(5) Estimates based on Debtor's Amended Schedule of Liabilities, without any reserve for potential indemnity claims under Class 4.

                                      VI.

                            MODIFICATION OF THE PLAN.

          The Debtor may modify the Plan at any time prior to the conclusion of the hearing on confirmation of the Plan. However, the Bankruptcy Court may require a new disclosure statement and/or reballoting on the Plan if such modification is sought. The Debtor may also seek to modify the Plan at any time after confirmation so long as the Plan has not been substantially consummated and if the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.

                                      VII.

                         EFFECT OF CONFIRMATION OF PLAN.

          The Confirmed Plan binds the Debtor, any entity acquiring property under the Plan, and any Creditor or Interest Holder, whether or not the Claim or Interest of such creditor, or Interest Holder is impaired under the Plan and whether or not such Creditor, or Interest Holder has accepted the Plan. Except as otherwise provided in the Plan or the Order Confirming the Plan, the Confirmation of the Plan vests all of the property of the Estate in the Debtor.

                                     VIII.

                            LIMITATION OF LIABILITY.

          Except as otherwise provided in the Plan, the Debtor and the Responsible Person, and any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, or agents and any of such parties' successors and assigns, shall not have or incur, and are under the Plan released from, any claim, obligation, cause of action or liability to one another or to any Creditor or Interest holder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Debtor's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The limited releases discussed above have no effect on any individual direct claims of former and current shareholders with regard to the pre-petition conduct or pre-petition liabilities of any of the individuals or entities referred to above to the extent such claims are not property of the Estate.

          Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, have any right of action against the Debtor, or the Responsible Person or any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

          The above exculpation provisions are designed to promote the fulsome participation of debtors, other major constituents, and their professionals in the expeditious and efficient reorganization process. Without such protections, the reorganization process would grind to a halt as individuals would be reluctant to serve as professionals or otherwise participate in the reorganization for fear that time-sensitive decisions would be subsequently challenged by disgruntled litigants.

                                      IX.

                   POST-CONFIRMATION CONVERSION OR DISMISSAL.

          A creditor or party in interest may bring a motion to convert or dismiss a case under Bankruptcy Code section 1112(b)(7) after the Plan is confirmed if there is default in performing the Plan. If the Bankruptcy Court orders a case converted after the Plan is confirmed, the Plan provides that property of the Estate that has not been disbursed pursuant to the Plan will revest in the chapter 7 estate and that the automatic stay will be reimposed upon the revested property to the extent that relief from stay was not previously authorized by the Bankruptcy Court during the case.

          The order confirming the Plan may also be revoked under very limited circumstances. The Bankruptcy Court may revoke the order if and only if the order of confirmation was procured by fraud and if a party in interest brings a motion to revoke confirmation within 180 days after the entering of the order of confirmation.

     A.   FINAL DECREE.

          Once the Plan has been fully consummated, the Debtor shall file a request with the Bankruptcy Court to obtain a final decree to close the case.

                                       X.

                         CONCLUSION AND RECOMMENDATION.

          The Debtor believes that the Plan is the most efficient, most expedient, least costly and fairest manner to liquidate the Debtor's assets and distribute the proceeds to its creditors and shareholders.


Dated: August 27, 1999
                                                TRITEAL CORPORATION,
                                                a Delaware corporation,
                                                Debtor and Debtor in Possession

                                                By: /S/ Jeffrey Black
                                                    -----------------
                                                Jeffrey Black
                                                Responsible Person


/S/ Jeffry A. Davis
----------------------------------------
JEFFRY A. DAVIS
GRAY CARY WARE & FREIDENRICH LLP
Proposed Attorneys for Debtor and
Debtor in Possession TriTeal Corporation